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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D. C. 20549

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                                  FORM 8-K

                               CURRENT REPORT

                       Pursuant to Section 13 or 15(d)
                   of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported) August 11, 2003

                       APPLIED DIGITAL SOLUTIONS, INC.
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           (Exact name of registrant as specified in its charter)


          Missouri                  000-26020               43-1641533
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(State or other jurisdiction       (Commission          (IRS Employer
    of incorporation)              File Number)         Identification No.)

      400 Royal Palm Way, Suite 410, Palm Beach, Florida      33480
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          (Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code: 561-805-8000





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ITEM 5.  OTHER EVENTS

     Stock Sale Plan Under Rule 10b5-1.
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     Daniel E. Penni, a director of Applied Digital Solutions, Inc. ("the
Company") is indebted to the Company under a promissory note dated March 23, 1999, in the principal amount of $450,000 (the "Note"). Currently, $420,000 is outstanding under the Note. The Company and Mr. Penni have agreed that he will orderly sell shares of the Company's common stock owned by him, at a minimum price of $0.50 per share, for the purpose of repaying his indebtedness to the Company under the Note.

     To effect the orderly sale of shares of stock owned by him while avoiding conflicts of interest or the appearance of any such conflict that might arise from his position with the Company, Mr. Penni entered into a written Stock Sale Plan (the "Plan"), effective August 11, 2003, with Robert
W. Baird & Co. (the "Broker"). Under the terms of the Plan, the Broker is authorized to effect a sale, commencing September 1, 2003, of 50,000 shares of the Company's common stock, at a price per share of $0.50 per share or greater, on the first trading day of each month (each a "Planned Transaction"). The Plan shall terminate upon the sale of an aggregate of 600,000 shares of the Company's common stock or upon the death of Mr. Penni whichever is the earliest to occur. Mr. Penni has the right to terminate the Plan at any time by providing written notice of termination prior to the requested date of termination. The Plan is intended to qualify under the Exchange Act Rule 10b5-1.

     Under the terms of the Plan, Mr. Penni has agreed to remit the net proceeds (net of broker commissions, fees, applicable income taxes and other charges, if any) realized for each Planned Transaction to the Company until such time as Mr. Penni's obligations under the Note are repaid in full.

     The Plan is included herein as Exhibit 10.1.



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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)      Exhibits

         10.1     Stock Sale Plan between Daniel E. Penni and
                  Robert W. Baird & Co. dated August 11, 2003






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                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   APPLIED DIGITAL SOLUTIONS, INC.
                                   (Registrant)

Date: August 22, 2003              By: /s/ Evan C. McKeown
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                                      Evan C. McKeown
                                      Senior Vice President and Chief Financial
                                       Officer





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